Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Healthcare Trust of America, Inc.

	Year Ended December 31, (1)
(Dollars in thousands)	2016	2015	2014	2013	2012
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$47,345	$33,557	$45,994	$24,684	$(24,368)
Fixed charges	64,860	60,419	59,124	53,865	46,745
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(1,433)	(626)	(623)	(423)	(56)
Earnings available for fixed charges	$110,772	$93,350	$104,495	$78,126	$22,321

Fixed charges
Interest expense	$58,909	$54,978	$53,898	$48,615	$41,599
Amortized premiums, discounts or capitalized expense related to indebtedness	3,104	3,128	3,591	3,801	3,727
Estimate of interest within rental expenses	2,847	2,313	1,635	1,449	1,419
Total fixed charges	$64,860	$60,419	$59,124	$53,865	$46,745

Ratio of earnings to fixed charges	1.71	1.55	1.77	1.45	(2)

(1) We restated the information for the years ended December 31, 2013 and 2012 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for the periods ended 2013 and 2012.

(2) The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. The total fixed charges was $46.7 million and total earnings was $22.3 million. The deficiency amount or the amount of fixed charges in excess of earnings was $24.4 million.

Healthcare Trust of America Holdings, LP

	Year Ended December 31, (1)
(Dollars in thousands)	2016	2015	2014	2013	2012
Earnings (losses)
Pretax income (loss) related to continuing operations before adjustments for income or loss from equity investees	$47,345	$33,557	$45,994	$24,684	$(24,368)
Fixed charges	64,860	60,419	59,124	53,865	46,745
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(118)	(112)	(133)	(51)	(40)
Earnings available for fixed charges	$112,087	$93,864	$104,985	$78,498	$22,337

Fixed charges
Interest expense	$58,909	$54,978	$53,898	$48,615	$41,599
Amortized premiums, discounts or capitalized expense related to indebtedness	3,104	3,128	3,591	3,801	3,727
Estimate of interest within rental expenses	2,847	2,313	1,635	1,449	1,419
Total fixed charges	$64,860	$60,419	$59,124	$53,865	$46,745

Ratio of earnings to fixed charges	1.73	1.55	1.78	1.46	(2)

(1) We restated the information for the years ended December 31, 2013 and 2012 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for the periods ended 2013 and 2012.

(2) The ratio of earnings to fixed charges was less than one-to-one for the year ended December 31, 2012. The total fixed charges was $46.7 million and total earnings was $22.3 million. The deficiency amount or the amount of fixed charges in excess of earnings was $24.4 million.